Exhibit 15.1

Consent of Independent Auditors

The Board of Directors
Royal Standard Minerals Inc.

We consent to the inclusion in this annual report on Form 20-F of our Independent Auditors’ Report dated May 29, 2012 on the consolidated balance sheets of Royal Standard Minerals Inc. as of January 31, 2012 and 2011, and the related consolidated statements of mineral properties, operations, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended January 31, 2012.

We also consent to the incorporation by reference of such report in the registration statement on Form S-8 (File No. 333-161518) of Royal Standard Minerals Inc.

/s/ MSCM LLP
Chartered Accountants
Licensed Public Accountants

Toronto, Ontario
June 12, 2012